Exhibit 21.1

AFRICAN AGRICLUTURE, INC.

LIST OF SUBSIDIARIES AS OF

December 12, 2023

Subsidiary	State or Jurisdiction Under Which Organized

African Agriculture, Inc.	Delaware

Agro-Industries	Cayman Islands

La Fermes de la Teranga	Senegal

African Agriculture, Niger	Niger

African Agriculture Mauritania LLC	Mauritania